Exhibit 5.5

New York Menlo Park Washington DC London Paris	Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP 99 Gresham Street London EC2V 7NG	020 7418 1300 tel 020 7418 1400 fax

December 22, 2010

Lloyds Banking Group plc
The Mound
Edinburgh EH1 1YZ
United Kingdom

Lloyds TSB Bank plc
25 Gresham Street
London EC2V 7HN
United Kingdom

Ladies and Gentlemen:

We are acting as special United States counsel to Lloyds Banking Group plc (the “Group”), a public limited company organized under the laws of Scotland, and Lloyds TSB Bank plc (the “Bank”), a public limited company organized under the laws of England, in connection with the registration statement on Form F-3 filed by the Group with the United States Securities and Exchange Commission (the “SEC”) on June 28, 2010, as amended by the post-effective amendment filed by the Group with the SEC on December 22, 2010 (the “Registration Statement”), for the purpose of registering under the United States Securities Act of 1933, as amended (the “Act”), an indeterminate amount of the following securities:  (i) senior debt securities to be issued by the Group (the “Group Senior Debt Securities”) pursuant to an indenture (the “Group Senior Indenture”), dated July 6, 2010, by the Group and The Bank of New York Mellon, London office, as trustee; (ii) subordinated debt securities to be issued by the Group (the “Group Subordinated Debt Securities” and, together with the Group Senior Debt Securities, the “Group Debt Securities”) pursuant to an indenture (the “Group Subordinated Indenture” and, together with the Group Senior Indenture, the “Group Indentures”) to be executed by the Group and The Bank of New York Mellon, London office, as trustee; (iii) senior debt securities to be issued by the Bank and guaranteed by the Group (the “Bank Senior Debt Securities”), pursuant to an indenture (the “Bank Senior Indenture”) to be executed by the Bank, the Group and The Bank of New York Mellon, London office, as trustee; (iv) subordinated debt securities to be issued by the Bank and guaranteed by the Group (the “Bank Subordinated Debt Securities” and, together with the Bank Senior Debt Securities, the “Bank Debt Securities”), pursuant to an indenture (the “Bank Subordinated Indenture” and, together with the Bank Senior Indenture, the “Bank Indentures”) to be executed by the Bank, the Group and The Bank of New York Mellon, London office, as trustee; and (v) preference shares of $0.25 each in the Group.

Capitalized terms used but not defined herein have the meaning assigned to them in the Group Senior Indenture, the Group Subordinated Indenture, the Bank Senior Indenture and the Bank Subordinated Indenture, as applicable.

A New York limited liability partnership. The principal place of business of the partnership in Great Britain is the address set forth above at which a list of the partners' names is open for inspection.

Davis Polk & Wardwell LLP

Lloyds Banking Company plc	December 22, 2010	pg. 2

We have examined the originals or copies certified or otherwise identified to our satisfaction of such corporate records of the Group and the Bank and such other documents and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed.

Based upon and subject to the foregoing, we are of the opinion that:

(1)           Assuming that the Group Senior Indenture has been, and the Group Subordinated Indenture will have been, duly authorized, executed and delivered by the Group insofar as Scots law is concerned, the Group Senior Indenture has been, and the Group Subordinated Indenture will have been, duly authorized, executed and delivered by the Group, and assuming due authorization, execution and delivery of the Group Indentures by the relevant trustee and that each of the trustees and the Group had and continues to have full power, authority and legal right to enter into and perform their obligations thereunder, the Group Senior Indenture constitutes, and the Group Subordinated Indenture will constitute, valid and binding agreements of the Group, enforceable against the Group in accordance with their terms;

(2)           Assuming that the Bank Indentures will have been duly authorized, executed and delivered by the Bank and the Group insofar as English law and Scots law, as applicable, are concerned, the Bank Indentures will have been duly authorized, executed and delivered by the Bank and the Group, and assuming due authorization, execution and delivery of the Bank Indentures by the Trustee and that each of the Trustee, the Bank and the Group has full power, authority and legal right to enter into and perform its obligations thereunder, the Bank Indentures will constitute valid and binding agreements of the Bank and the Group, enforceable against the Bank and the Group in accordance with their terms;

(3)           Assuming that the Group Debt Securities have been duly authorized, executed and delivered by the Group insofar as Scots law is concerned, the Group Debt Securities, when the Group Debt Securities are authenticated in accordance with the terms of the applicable Group Indenture and the Group Debt Securities are delivered and paid for in accordance with the terms of the applicable underwriting agreement, will be valid and binding obligations of the Group entitled to the benefits of the applicable Group Indenture, enforceable against the Group in accordance with their terms; and

(4)           Assuming that the Bank Debt Securities have been duly authorized, executed and delivered by the Bank and the Group insofar as English law and Scots law, as applicable, are concerned, the Bank Debt Securities, when the Bank Debt Securities are authenticated in accordance with the terms of the applicable Bank Indenture and the Bank Debt Securities are delivered and paid for in accordance with the terms of the applicable underwriting agreement, will be valid and binding obligations of the Bank and the Group entitled to the benefits of the applicable Bank Indenture, enforceable against the Bank and the Group in accordance with their terms.

Our opinions in paragraphs 1, 2, 3 and 4 above are subject to the effects of applicable bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States.  Insofar as the foregoing opinion involves matters governed by Scots law, we have relied, without independent investigation, on the opinions of Dundas & Wilson CS LLP, special legal counsel in Scotland for the Group and the Bank, each dated December 22, 2010, filed as Exhibits 5.2 and 5.3 to the Registration Statement, and insofar as the foregoing opinion involves matters governed by English law, we have relied, without independent investigation, on the opinion of Linklaters LLP, special legal counsel in England for the Bank, dated December 22, 2010, filed as Exhibit 5.4 to the Registration Statement.

We hereby consent to the use of our name under the caption “Legal Matters” in each prospectus forming a part of the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this

Davis Polk & Wardwell LLP

Lloyds Banking Company plc	December 22, 2010	pg. 3

opinion.  In addition, we consent to the incorporation by reference of this opinion and consent into a registration statement filed pursuant to Rule 462(b) under the Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

Davis Polk & Wardwell LLP